Exhibit 99.8

May 1, 2023

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

We have read the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Change in Certifying Accountant” of the Registration Statement on Form F-1 to be filed by our former client NaaS Technology Inc. (formerly known as “RISE Education Cayman Ltd”) on May 1, 2023, and we agree with the statements contained therein insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements of NaaS Technology Inc. contained therein.

Very truly yours,

/s/BDO China Shu Lun Pan Certified Public Accountants LLP
Beijing, People’s Republic of China